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FORM 4
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935
            or Section 30(f) of the Investment Company Act of 1940

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 1. Name and Address of Reporting Person       2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person
 BECHER         ANDREW                C.       Cal Dive International, Inc. "CDIS"              to Issuer (Check all applicable)
---------------------------------------------  ----------------------------------------------       Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social        4. Statement for      ----              ---
                                                  Security Number         Month/Year          X  Officer (give  X Other (Specify
Cal Dive International                            of Reporting Person                        ----        title  ---      below)
---------------------------------------------     (voluntary)             -------------------            below)
                 (Street)                                                 5. If Amendment,
400 N. Sam Houston Pkwy. E. Suite 400                                        Date of Original N/A      Senior Vice President
Houston, Texas 77060                              --------------------       (Month/Year)          ----                     ----
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  (City)           (State)           (Zip)                                   -------------





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                                               TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security         2. Trans-   3. Trans-    4. Securities Acquired (A)  5.  Amount of        6. Owner-      7. Nature
    (Instr. 3)                   action      action       or Disposed of (D)           Securities          ship           of In-
                                 Date        Code         (Instr. 3, 4 and 5)          Benecially          Form:          direct
                                             (Instr. 8)                                Owned at            Direct         Benefi-
                                (Month/                                                End of Month        (D) or         cial
                                 Day/        ------------------------------------      (Instr. 3 and 4)    Indirect       Owner-
                                 Year)       Code    V     Amount  (A) or   Price                          (I)            ship
                                                                   (D)                                     (Instr. 4)     (Instr. 4)
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Cal Dive International, Inc.   3/2/00         S      -     10,000   D       40.00          -0-                N/A            N/A
Common Stock
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Cal Dive International, Inc.   3/17/00        S      -     10,000   D       49.50          -0-                N/A            N/A
Common Stock
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                           (Print or Type Responses)

FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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Stock Option                  4.50      3/2/00       M    -           10,000   1/16/98 1/16/01   common    10,000          -
                                                                                                 stock
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Stock Option                  4.50      3/17/00      M    -           10,000   1/16/98 1/16/01   common    10,000          -
                                                                                                 stock
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9. Number of           10. Ownership               11. Nature of
   Derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned at End            Direct (D)                  (Instr. 4)
   of Month                or Indirect (I)
   (Instr. 4)              (Instr. 4)

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    30,000                    D                           N/A
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    20,000                    D                           N/A
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Explanation of Responses:


                                                                                             /s/ ANDREW C. BECHER            4/4/00
**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.    ------------------------------- ------
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  **Signature of Reporting Person   Date


Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.